EXHIBIT 99.1

Contacts:
Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Ian R. McConnell
WeissCom Partners
(415) 362-5018

PHARMACYCLICS REPORTS THIRD QUARTER FINANCIAL RESULTS

Sunnyvale, Calif., -- April 29, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its third fiscal quarter ended March 31, 2004. The net loss for the period was $7.3 million, or $0.44 per share, compared to a net loss of $7.2 million, or $0.44 per share, in the comparable period of fiscal 2003.

Research and development expenses for the three months ended March 31, 2004 were $6.1 million, compared to $6.0 million for the same period of 2003. Third party clinical trial costs increased approximately $0.65 million in fiscal 2004 associated with the company's pivotal Phase 3 trial evaluating the efficacy and safety of its lead investigational product, Xcytrin® (motexafin gadolinium) Injection, for the treatment of brain metastases in lung cancer patients, as well as other Phase 1 and 2 clinical trials using Xcytrin. This increase was partially offset by a decrease in building rent and depreciation expense of approximately $0.43 million.

As of March 31, 2004, the company had cash, cash equivalents and marketable securities totaling $68.5 million, compared to $87.7 million at June 30, 2003. On April 7, 2004, the company completed the sale of 3,200,000 shares of common stock, which resulted in net proceeds to the company of approximately $39.6 million.

Pharmacyclics also reported its financial results for the nine months ended March 31, 2004. The net loss for the nine months ended March 31, 2004 was $21.9 million, or $1.34 per share, compared to a net loss of $20.8 million, or $1.28 per share, for the nine months ended March 31, 2003.

"We continue to advance multiple clinical development programs with our lead drug candidate Xcytrin," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "Enrollment in our pivotal Phase 3 SMART trial remains on schedule and additional clinical trials with Xcytrin used as a single agent and in combination with chemotherapy are ongoing. The recent completion of a public offering of stock has strengthened our cash position and allows us to aggressively move these and other clinical trials with Xcytrin forward."

Third quarter highlights include:

  Initiated Phase 1 trial evaluating the safety and efficacy of Xcytrin in combination with Temodar® (temozolamide) for the treatment of patients with relapsed malignant gliomas, the most common type of brain tumor. Temodar is currently approved for the treatment of relapsed malignant gliomas.

  Presented further interim data from an ongoing Phase 1 clinical trial evaluating Xcytrin Injection in combination with concurrent chemoradiation for the treatment of locally advanced head and neck cancer at the Second Annual Opinion Leader Consortium on Novel and Targeted Therapies for Head and Neck Cancer.

  Presented preliminary results from an ongoing Phase 2 trial evaluating Xcytrin Injection as a single agent for the treatment of relapsed chronic lymphocytic leukemia (CLL) at the International Congress of Hematologic Malignancies, Whistler, British Columbia.

  Presented several preclinical studies demonstrating the novel mechanism of action and rationale for ongoing clinical trials with Xcytrin in hematologic and other cancers at the 95th Annual Meeting of the American Association for Cancer Research (AACR), in Orlando, Florida.

  Completed an underwritten public offering of 3,200,000 shares of common stock resulting in net proceeds to the company of approximately $39.6 million.

About Xcytrin
Xcytrin is the first in a class of investigational drugs called texaphyrins, which are rationally designed small molecules that have a unique way of working inside diseased cells. Following administration, Xcytrin selectively localizes and accumulates inside cancer cells due to their high rates of metabolism, where it induces programmed cell death by generating reactive oxygen species. Previous preclinical studies have demonstrated that lymphoid malignancies are particularly sensitive to reactive oxygen species. Because Xcytrin is a paramagnetic compound, its tumor selectivity is visible with MRI.

Pharmacyclics is currently conducting an international pivotal, randomized Phase 3 clinical trial designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in patients suffering from non-small-cell lung cancer (NSCLC). This trial, known as the SMART trial, will enroll 550 patients at leading medical centers in the United States, Canada, Europe and Australia. Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases in NSCLC patients. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its web site at www.pcyc.com. Pharmacyclics® , the "pentadentate" logo® and Xcytrin® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about the enrollment, progress of and reports of results from preclinical studies, clinical trials, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies may not necessarily be indicative of future clinical trial results; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended December 31, 2003, as well as the sections entitled "Risk Factors - Risks Related to Pharmacyclics," and "Risk Factors - Risks Related to our Industry" in our prospectus supplement filed with the U.S. Securities and Exchange Commission on April 2, 2004. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

---FINANCIALS ATTACHED---

PHARMACYCLICS, INC.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited)(in thousands, except per share data)

                                               Three Months Ended  Nine Months Ended
                                                   March 31,           March 31,
                                              ------------------  ------------------
                                                2004      2003      2004      2003
                                              --------  --------  --------  --------
Operating expenses:
     Research and development .............. $  6,096  $  5,963  $ 18,213  $ 17,666

     General and administrative ............    1,418     1,573     4,442     4,557
                                              --------  --------  --------  --------
            Total operating expenses .......    7,514     7,536    22,655    22,223
                                              --------  --------  --------  --------
Loss from operations .......................   (7,514)   (7,536)  (22,655)  (22,223)

Interest and other income, net .............      233       339       762     1,451
                                              --------  --------  --------  --------
Net loss ................................... $ (7,281) $ (7,197) $(21,893) $(20,772)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.44) $  (0.44) $  (1.34) $  (1.28)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   16,365    16,208    16,289    16,200
                                              ========  ========  ========  ========

Condensed Balance Sheets
(unaudited; in thousands)

                                                               March 31,    June 30,
                                                                 2004         2003
                                                            -----------  -----------
   Assets
     Cash, cash equivalents and marketable securities .... $    68,549  $    87,735

     Other current assets ................................       1,288        1,339
                                                            -----------  -----------
          Total current assets ...........................      69,837       89,074

     Property and equipment, net .........................       1,391        2,206

     Other noncurrent assets .............................         527          573
                                                            -----------  -----------
                                                           $    71,755  $    91,853
                                                            ===========  ===========
   Liabilities and stockholders' equity
     Current liabilities ................................. $     3,342  $     2,408

     Long-term obligations ...............................          78           35

     Stockholders' equity ................................      68,335       89,410
                                                            -----------  -----------
                                                           $    71,755  $    91,853
                                                            ===========  ===========

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